                                                                    Exhibit 5.1


           FUEL TECH, INC., 512 KINGSLAND DRIVE, BATAVIA IL 60510-2299
           -----------------------------------------------------------
                 Direct Tel: (203) 363-7105 Fax: (203) 363-7108



October 2, 2006


The Directors
Fuel Tech, Inc.
512 Kingsland Dr.
Batavia, IL 60510-2299


Dear Sirs:

This opinion is rendered in connection with the registration on Form S-8 of 4,843,430 of shares of Common Stock (the "Shares") of Fuel Tech, Inc. (The "Company') pursuant to The 1993 Incentive Plan of the Company as amended and approved by stockholders through June 3, 2004 (the "Plan"). In rendering this opinion I have reviewed the Certificate of Incorporation and By-Laws of the Company and the Plan.

In my opinion such of the Shares as are to be issued under Award Agreements extant as of the date hereof have been duly authorized, and, when approved by the Board of Directors of the Company and covered by future Award Agreements, the remainder of the Shares shall have been duly authorized. Further, in my opinion, when payment of the exercise price is made to and certificates therefor are issued by the Transfer Agent and Registrar of the Company, the Shares evidenced by such certificates shall be validly issued and non-assessable.

I consent to the reference to this opinion in the Registration Statement and to its inclusion as an exhibit to the Registration Statement.


Very truly yours,

/s/ C. W. Grinnell
--------------------------------
Charles W. Grinnell
Vice President, General Counsel
 & Corporate Secretary